                                                                  Execution Copy

                                                                   Exhibit 10(h)

                              AMENDED AND RESTATED


                           MASTER REPURCHASE AGREEMENT


                             Dated February 4, 1998


                                     Between

                          LEHMAN COMMERCIAL PAPER INC.,

                                    as Buyer

                                       and

                         GREEN TREE FINANCE CORP.--FIVE,
                                    as Seller

1.       APPLICABILITY

         From time to time for a period of 180 days from the date hereof, the parties hereto may, subject to the terms hereof, enter into transactions in which Green Tree Finance Corp.--Five ("Seller") agrees to transfer to Lehman Commercial Paper Inc. ("Buyer") certain Eligible Assets against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Eligible Assets at a date certain not later than 180 days after the date of transfer, as specified in the Confirmation, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a "Transaction" and shall be governed by this Agreement and the related Confirmation, unless otherwise agreed in writing. Each Transaction shall be limited to a maximum of 30 days, after which, subject to Section 20, the Buyer and Seller may agree to roll such Transaction for a period of up to 30 days.

2.       DEFINITIONS

"Act of Insolvency" means, with respect to any party and its Affiliates, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking the appointment of
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a receiver, trustee, custodian or similar official for such party or an
Affiliate or any substantial part of the property of either, (iii) the appointment of a receiver, conservator, or manager for such party or an Affiliate by any governmental agency or authority having the jurisdiction to do so; (iv) the making or offering by such party or an Affiliate of a composition with its creditors or a general assignment for the benefit of creditors; (v) the admission by such party or an Affiliate of such party of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such party or of any of its Affiliates, or shall have taken any action to displace the management of such party or of any of its Affiliates or to curtail its authority in the conduct of the business of such party or of any of its Affiliates.

"Additional Eligible Assets" means Eligible Assets or cash provided by Seller to Buyer or its designee pursuant to Section 4(a).

"Affiliate" means an affiliate of a party as such term is defined in the United States Bankruptcy Code in effect from time to time.

"Agreement" means this Amended and Restated Master Repurchase Agreement between Buyer and Seller, as amended from time to time.

"Business Day" means a day other than (i) a Saturday or Sunday, or (ii) a day on which the Buyer or the New York Stock Exchange is authorized or obligated by law or executive order to be closed.

"Buyer" has the meaning specified in Section 1.

"Collateral Amount" means, with respect to any Transaction, the amount obtained by application of the applicable Collateral Amount Percentage to the Repurchase Price for such Transaction.

"Collateral Amount Percentage" means the amount set forth in the Confirmation which, in any event, (i) shall not be less than 103% with respect to Home Equity Loans in determining whether a Collateral Deficit exists pursuant to the first sentence of Section 4(a) hereof, (ii) (a) shall not be less than 110% with respect to Insured Home Improvement Loans in determining whether a Collateral Deficit exists pursuant to the first sentence of Section 4(a) hereof, (b) shall not be less than 115% with respect to Uninsured Home Improvement Loans in determining whether a Collateral Deficit exists pursuant to the first sentence of Section 4(a) hereof, (iii) shall not be less than 110% with respect to loans arising under Retail Installment Contracts in

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determining whether a Collateral Deficit exists pursuant to the first sentence of Section 4(a) hereof, (iv) shall not be less than 110% with respect to Equipment Leases in determining whether a Collateral Deficit exists pursuant to the first sentence of Section 4(a) hereof and (v) shall not be less than 115% with respect to High LTV Home Equity Loans in determining whether a Collateral Deficit exists pursuant to the first sentence of Section 4(a) hereof.

"Collateral Deficit" has the meaning specified in Section 4(a).

"Confirmation" has the meaning specified in Section 3(a).

"Consumer Products" refers to consumer goods consisting of motorcycles, marine products (including boats, boat trailers and outboard motors), pianos and organs, horse trailers, sport vehicles (including snowmobiles, personal watercraft and all-terrain vehicles), trucks, personal aircraft, recreational vehicles and any other asset as shall be acceptable to Buyer in its sole discretion, financed by Seller pursuant to a Retail Installment Contract.

"Custodial Agreement" means that amended and restated custodial agreement, dated as of February 4, 1998, by and among Buyer, Seller and the Custodian.

"Custodial Delivery" means the form executed by the Seller in order to deliver the Loan File to Buyer or its designee (including the Custodian) pursuant to
Section 7, a form of which is attached hereto as Exhibit II.

"Custodian" means the custodian under the Custodial Agreement. The initial custodian is U.S. Bank National Association.

"Discount Rate" means a rate equal to the Prime Rate.

"Discounted Present Value" means, for any Equipment Lease as of any date of determination, the present value of the then remaining payments under such Equipment Lease, discounted at the Discount Rate.

"Electronic Ledger" means the electronic master record of loans of the Seller.

"Eligible Assets" means Retail Installment Contracts, Home Improvement Loans, Home Equity Loans and Equipment Leases subject to the Agreement.

"Equipment" means the equipment that is the subject of the related Equipment Lease.



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"Equipment Lease" means a lease of Equipment to an Obligor originated by Green
Tree in accordance with its underwriting guidelines.

"Event of Default" has the meaning specified in Section 13.

"FHA" means the Federal Housing Administration, an agency within HUD.

"FHA Insurance" means the credit insurance provided by FHA pursuant to Title I of the National Housing Act, as evidenced by the Company's FHA contract of insurance.

"Green Tree" refers to Green Tree Financial Corporation, formerly known as Green Tree Acceptance, Inc.

"Hedge" means, with respect to any or all of the Eligible Assets, any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller, and reasonably acceptable to the Buyer.

"High LTV Home Equity Loans" means the fixed rate mortgage loans secured by first or second liens on single family residential real property (including, without limitation, condominiums and planned unit developments), certain documents relating to which have been delivered to the Custodian pursuant to the Custodial Agreement that upon origination have a Loan-to-Value ratio greater than [95]%, but not exceeding 125%.

"Home Equity Loan File" refers to the Loan File described in the Custodial Agreement.

"Home Equity Loans" refers to the fixed rate mortgage loans secured by first or second liens on single family residential real property (including, without limitation, condominiums and planned unit developments), certain documents relating to which have been delivered to the Custodian pursuant to the Custodial Agreement.

"Home Improvement Loan File" refers to the Loan File described in the Custodial Agreement.

"Home Improvement Loans" refers to both Insured Home Improvement Loans and Uninsured Home Improvement Loans.

"HUD" means the United States Department of Housing and Urban Development.

"Income" means, with respect to any Eligible Asset at any time, any principal thereof then payable and all interest, dividends or



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other distributions payable thereon less any related servicing fee(s) charged by the Servicer.

"Insured Home Improvement Loans" means first, second and third lien or, to the extent permitted hereby, unsecured home improvement retail installment contracts, and related promissory notes, insured under the FHA's Title I Program, and including without limitation, all rights to receive payments which are due pursuant thereto and all other proceeds thereof (including any recourse rights against third persons) from and after the related Purchase Date, but excluding any rights to receive payments which are due prior to the related Purchase Date.

"Lease File" refers to the Loan File described in Section 7(d) hereof.

"Limited Guaranty" refers to the Limited Guaranty provided in accordance with
Section 15 and substantially in the form attached hereto as Exhibit VIII.

"List of Contracts" means the list identifying each Purchased Eligible Asset sold hereunder, which list (a) identifies each Home Equity Loan, Home Improvement Loan, Retail Installment Contract and Equipment Lease and (b) sets forth as to each Purchased Eligible Asset (i) the principal balance, (ii) the amount of monthly payments due from the Obligor, (iii) the contract rate and
(iv) the maturity date.

"Loan Files" means the Home Equity Loan File, the Home Improvement Loan File, the Retail Installment Loan File and the Lease File.

"Market Value" means as of any date with respect to any Eligible Assets, the price at which such Eligible Assets could readily be sold as determined by Buyer in its sole discretion pursuant to Section 4; PROVIDED, HOWEVER, that Buyer shall not take into account, for purposes of calculating Market Value, any Eligible Asset (i) which has been subject to Transactions for more than 180 days, (ii) which fails to meet the Seller's underwriting guidelines or with respect to which there is a breach of a representation, warranty or covenant made by Seller in this Agreement and which breach has not been cured and (iii) which is a Wet Home Equity Loan with respect to which the related Loan File has not been delivered to the Custodian within 10 days of the Purchase Date hereunder.

"Mortgage" means a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first or second lien on or a first or second priority ownership interest in an estate in fee simple in real property and the improvements thereon, securing a mortgage note or similar evidence of indebtedness.



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"Mortgage Note" means a note or other evidence of indebtedness of a mortgagor secured by a Mortgage.

"Obligor" means a buyer of a Consumer Product or a home improvement or a borrower on a Home Equity Loan or a lessee and any other party obligated under the related Equipment Lease or any other Person who is indebted under the related Eligible Asset.

"Periodic Payment" has the meaning specified in Section 5(b).

"Person" means an individual, partnership, corporation, joint stock company, trust or unincorporated organization or a governmental agency or political subdivision thereof.

"Price Differential" means, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

"Pricing Rate" means the per annum percentage rate specified in the Confirmation for determination of the Price Differential.

"Prime Rate" means, as of any date, the rate of interest published by THE WALL STREET JOURNAL, northeast edition, as the "prime rate" of Citibank, N.A.

"Purchase Date" means the date on which Purchased Eligible Assets are transferred by Seller to Buyer or its designee (including the Custodian) as specified in the Confirmation.

"Purchased Eligible Assets" means the Eligible Assets (including any Additional Eligible Assets) sold by Seller to Buyer in a Transaction, any Additional Eligible Assets and any Substituted Eligible Assets.

"Purchased Equipment Leases" means the Equipment Leases sold by Seller to Buyer in a Transaction.

"Purchase Price" means on each Purchase Date, the price at which Purchased Eligible Assets are transferred by Seller to Buyer or its designee (including the Custodian); PROVIDED, HOWEVER, that (i) the Purchase Price of any Home Equity Loan shall not in any event exceed __% of the Market Value thereof, (ii) the Purchase Price of any Insured Home Improvement Loan shall not in any event exceed __% of the Market Value thereof, (iii) the Purchase Price



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of any Uninsured Home Improvement Loan shall not in any event exceed ___% of the
Market Value thereof, (iv) the Purchase Price of any Retail Installment Contract shall not in any event exceed __% of the Market Value thereof and (v) the Purchase Price of any Equipment Lease shall not in any event exceed ____% of the Market Value thereof. With respect to Purchased Equipment Leases, the Purchase Price on each Purchase Date shall equal the lesser of (x) the Discounted Present Value of such Purchased Equipment Lease or (y) the Market Value of such
Purchased Equipment Lease.

"Replacement Eligible Assets" has the meaning specified in Section 14(b)(ii).

"Repurchase Date" means the date on which Seller is to repurchase the Purchased Eligible Assets from Buyer which initially will be the first Business Day of the next succeeding month, including any date determined by application of the provisions of Sections 3 or 13, as specified in the Confirmation; provided that in no event shall such date be more than 30 days after the Purchase Date.

"Repurchase Price" means the price at which Purchased Eligible Assets are to be transferred from Buyer or its designee (including the Custodian) to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination decreased by all cash, Income and Periodic Payments actually received by Buyer pursuant to Sections 4(a), 5(a) and 5(b), respectively.

"Retail Installment Contract" means any retail installment contract which finances a purchase of a Consumer Product, all rights to receive payments which are due pursuant thereto, and any "purchase money security interest" (as defined in the Uniform Commercial Code) created in favor of Seller in the Consumer Product financed thereunder, the ownership of which is evidenced by a Trust Receipt issued pursuant to the Custodial Agreement.

"Retail Installment Loan File" refers to the Loan File described in section 7(d) hereof.

"Seller" has the meaning specified in Section 1.

"Servicing Agreement" has the meaning specified in Section 25.

"Servicing Records" has the meaning specified in Section 25.

"Substituted Eligible Assets" means any Eligible Assets substituted for Purchased Eligible Assets in accordance with Section 9 hereof.

"Title I Program" means the Title I insurance program of the FHA.



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"Transaction" has the meaning specified in Section 1.

"Trust Receipt" means a trust receipt issued by Custodian to Buyer confirming the Custodian's possession of certain asset files which are the property of and held by Custodian for the benefit of the Buyer or the registered holder of such trust receipt.

"UCC" means the Uniform Commercial Code, as in effect from time to time in the relevant jurisdiction.

"Uninsured Home Improvement Loans" means first, second and third lien home improvement retail installment contracts, and related promissory notes (none of which are insured under the FHA's Title I Program) and including without limitation, all rights to receive payments which are due pursuant thereto and all other proceeds thereof (including any recourse rights against third persons) from and after the related Purchase Date, but excluding any rights to receive payments which are due prior to the related Purchase Date.

"Wet Home Equity Loans" means those Home Equity Loans for which the related Loan Files have not been delivered to the Custodian as of the Purchase Date.

3.       INITIATION; CONFIRMATION; TERMINATION;
         MAXIMUM TRANSACTION AMOUNTS

a. An agreement to enter into a Transaction may be entered into orally or in writing at the initiation of either Buyer or Seller. In any event, Buyer shall confirm the terms of each Transaction by issuing a written confirmation to Seller promptly after the parties enter into such Transaction in the form of
Exhibit I attached hereto (a "Confirmation"). Such Confirmation shall describe the Purchased Eligible Assets, identify Buyer and Seller and set forth (i) the Purchase Date, (ii) the Purchase Price, (iii) the Repurchase Date, unless the Transaction is to be terminable on demand, (iv) the Pricing Rate applicable to the Transaction, (v) the applicable Collateral Amount Percentages with respect to such Eligible Assets and (vi) additional terms or conditions not inconsistent with this Agreement. After receipt of the Confirmation, Seller shall, subject to the provisions of subsection (c) below, sign the Confirmation and promptly return it to Buyer. The Purchase Price for any Transaction shall exceed $1,000,000.

b. Any Confirmation by Buyer shall be deemed to have been received by Seller on the date actually received by Seller.

c. Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless objected to in writing by Seller no more than two



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(2) Business Days after the date the Confirmation was received by Seller or unless a corrected Confirmation is sent by Buyer. An objection sent by Seller must state specifically that such writing is an objection, must specify the provision(s) being objected to by Seller, must set forth such provision(s) in the manner that the Seller believes they should be stated, and must be received by Buyer no more than two (2) Business Days after the Confirmation was received by Seller.

d. In the case of Transactions terminable upon demand, such demand shall be made by Buyer or Seller by telephone or otherwise (confirmed by fax), no later than 1:00 p.m. (New York City time) on the Business Day prior to the day on which such termination will be effective.

e. On the Repurchase Date, termination of the Transaction will be effected by transfer to Seller or its designee of the Purchased Eligible Assets (and any Income in respect thereof received by Buyer not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 5) against the simultaneous transfer of the Repurchase Price to an account of Buyer. Seller is obligated to obtain the Home Improvement Loan Files and the Home Equity Loan Files from Buyer or its designee at Seller's expense on the Repurchase Date.

f. With respect to all Transactions hereunder the aggregate Purchase Price for all Purchased Eligible Assets at any one time subject to then outstanding Transactions shall not exceed $1,500,000,000; provided that the aggregate Purchase Price for all Home Equity Loans subject to Transactions hereunder and under that certain Master Repurchase Agreement dated October 15, 1992 between Buyer and Seller shall not exceed $750,000,000, the aggregate Purchase Price for all Wet Home Equity Loans subject to Transactions hereunder shall not exceed $150,000,000, the aggregate Purchase Price for all Insured Home Improvement Loans subject to Transactions hereunder shall not exceed $750,000,000, the aggregate Purchase Price for all Uninsured Home Improvement Loans subject to Transactions hereunder shall not exceed $300,000,000, the aggregate Purchase Price for Retail Installment Contracts subject to Transactions hereunder shall not exceed $400,000,000, the aggregate Purchase Price for Equipment Leases subject to Transactions hereunder shall not exceed $500,000,000 and the aggregate Purchase Price for High LTV Home Equity Loans shall not exceed $150,000,000.

g. At least two Business Days prior to any Purchase Date or any substitution of Eligible Assets pursuant to Section 9, the Seller shall deliver to Buyer via electronic modem or computer tape the information related to the Eligible Assets to be so purchased or substituted.



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h. With respect to Wet Home Equity Loans, Seller shall deliver the related Loan
Files to the Custodian within 10 days of the Purchase Date.

4.        COLLATERAL AMOUNT MAINTENANCE

a. If at any time either (x) the aggregate Market Value of all Purchased Eligible Assets subject to all Transactions is less than the aggregate Collateral Amount for all such Transactions or (y) the aggregate Discounted Present Value of all Purchased Equipment Leases subject to all Transactions is less than the Collateral Amount for all such Transactions (in either case, a "Collateral Deficit"), then Buyer may by notice to Seller require Seller to transfer to Buyer or its designee (including the Custodian) Eligible Assets ("Additional Eligible Assets") or cash, so that the cash and aggregate Market Value of the Purchased Eligible Assets, including any such Additional Eligible Assets, will thereupon equal or exceed the aggregate Collateral Amount.

b. Notice required pursuant to subsection (a) above may be given by any means of telecopier or telegraphic transmission. A notice for the payment or delivery in respect of a Collateral Deficit received before 9:00 a.m. on a Business Day, local time of the party receiving the notice, must be met not later than 5:00 p.m. on the same Business Day, local time of the party receiving the notice. Any notice given on a Business Day after 9:00 a.m., local time of the party receiving the notice, shall be met not later than 2:00 p.m. (New York time) on the next Business Day. The failure of Buyer, on any one or more occasions, to exercise its rights under subsection (a) of this Section shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of the Buyer to do so at a later date. Buyer and Seller agree that a failure or delay to exercise its rights under subsection (a) of this Section shall not limit Buyer's rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

c. In the event that Seller fails to comply with the provisions of this Section 4, Buyer shall not enter into any additional Transactions hereunder after the date of such failure.



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5.       INCOME PAYMENTS

a. Where a particular Transaction's term extends over an Income payment date on the Purchased Eligible Assets subject to that Transaction such Income shall be the property of Buyer. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, Seller shall be entitled to all Income with respect to Purchased Eligible Assets subject to Transactions. Upon the occurrence and continuance of an Event of Default, all Income with respect to Purchased Eligible Assets subject to Transactions shall be held in a segregated account established by the Custodian for the benefit of Buyer and distributed under the Custodial Agreement.

b. Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Eligible Assets, Seller shall pay by wire transfer to Buyer the accreted value of the Price Differential (less any amount of such Price Differential previously paid by Seller to Buyer)(each such payment, a "Periodic Payment") on the Repurchase Date. The Price Differential shall accrue, be calculated and be compounded on a daily basis for each Purchased Eligible Asset.

c. Buyer shall offset against the Repurchase Price of each such Transaction all Income and Periodic Payments actually received by Buyer pursuant to Sections 5(a) and (b), respectively.

6.       SECURITY INTEREST

a. Buyer and the Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Eligible Assets and not loans from Buyer to Seller secured by the Purchased Eligible Assets. However, in order to preserve Buyer's rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as loans and as security for the performance by Seller of all of Seller's obligations to Buyer under this Agreement and the Transactions entered into pursuant to this Agreement, Seller grants Buyer a first priority security interest in the Purchased Eligible Assets.

b. Seller shall pay all fees and expenses associated with perfecting Buyer's security interest in the Purchased Eligible Assets, including, without limitation, the cost of filing financing statements under the UCC and recording assignments of mortgage, as and when required by Buyer in its sole discretion.

c. At the time Seller purchases a Hedge, Seller and Buyer shall enter into a mutually acceptable agreement, which provides for the pledge and collateral assignment of such Hedge to Buyer and provides for the netting of obligations of Seller by Buyer under



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the Hedge and this Agreement. Seller covenants to take such further actions as are necessary in order to perfect Buyer's first priority security interest in the Hedges.

7.       PAYMENT, TRANSFER AND CUSTODY

a. Unless otherwise mutually agreed in writing, all transfers of funds hereunder shall be in immediately available funds.

b. On or before each Purchase Date, Seller shall deliver or cause to be delivered to Buyer or its designee the Custodial Delivery in the form attached hereto as Exhibit II.

c. On the Purchase Date for each Transaction, ownership of the Purchased Eligible Assets shall be transferred to the Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price to an account of Seller specified in the Confirmation. Seller, simultaneously with the delivery to Buyer or its designee (including the Custodian) of the Purchased Eligible Assets relating to each Transaction hereby sells, transfers, conveys and assigns to Buyer or its designee (including the Custodian) without recourse, but subject to the terms of this Agreement, all the right, title and interest of Seller in and to the Purchased Eligible Assets together with all right, title and interest in and to the proceeds of any related insurance policies.

d. In connection with each sale, transfer, conveyance and assignment, on or prior to each Purchase Date with respect to each Home Improvement Loan or Home Equity Loan, the Seller shall deliver or cause to be delivered and released to the Custodian the related Loan File.

         In connection with each sale, transfer, conveyance and assignment, on or prior to each Purchase Date with respect to each Equipment Lease, the Seller shall, within 10 Business Days of each Purchase Date, segregate and hold on behalf of and as custodian for Buyer the following original documents (collectively the "Lease File"), pertaining to each of the Purchased Equipment Leases identified in the Confirmation:

         (i) the original counterparts of the Equipment Lease, executed by a duly authorized representative of the Obligor, as lessee, and Seller, as lessor;

         (ii) if such Equipment Lease consists of a master lease and a schedule, the original schedule;

         (iii) if received, the acknowledgment copy of each UCC-1 financing statement filed or recorded in connection with each Equipment Lease, with evidence of filing or recording thereon, or if not yet received, a copy of each such UCC-1 financing



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statement;

         (iv) if received, the acknowledgment copy of each filed or recorded intervening UCC-3 assignment showing a complete chain to Seller, with evidence of filing or recording thereon, or if not yet received, a copy of each such UCC-3 assignment;

         (v) a copy of the insurance certificate or other evidence that all required insurance to be maintained pursuant to the Equipment Lease has been obtained by the Obligor and is in full force and effect; and

         (vi) the original of any guaranty, indemnity, letter of credit or other security agreement, chattel mortgage or equivalent document executed in connection with the Equipment Lease (if any).

         In connection with each sale, transfer, conveyance and assignment, on or prior to each Purchase Date with respect to each Retail Installment Contract, the Seller shall, within 10 Business Days of each Purchase Date, segregate and hold on behalf of and as custodian for Buyer the following original documents (collectively the "Retail Installment Contract Loan File"), pertaining to each of the Purchased Retail Installment Contracts identified in the Confirmation:

         (1) the original copy of the Retail Installment Contract, including the executed evidence of the obligation of the obligor;

         (2) either (i) the original title document for the related Consumer Product or a duplicate certified by the appropriate governmental authority which issued the original thereof or the application for such title document or (ii) if the laws of the jurisdiction in which the related Consumer Product is located do not provide for the issuance of title documents for goods of the type including the Consumer Product, other evidence of ownership of the related Consumer Product which is customarily relied upon in such jurisdiction as evidence of title to such goods;

         (3) evidence of one or more of the following types of perfection of the security interest in the related Consumer Product granted by such Retail Installment Contract, as appropriate: (i) notation of such security interest on the title document, (ii) a financing statement meeting the requirements of the UCC, with evidence of recording indicated thereon (if required to perfect a security interest in the related Consumer Product under the UCC as in force in the relevant state), (iii) in the case of a Retail Installment Contract secured by a security interest in an aircraft, evidence of filing with the Federal Aviation Administration Aircraft Registry or (iv) such other



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evidence of perfection of a security interest in goods of the type including the
Consumer Product as is customarily relied upon in the jurisdiction in which the related Consumer Product is located;

         (4) the assignment of the Retail Installment Contract from the originator (if other than the Seller or a wholly-owned subsidiary of the Seller) to the Seller or a wholly-owned subsidiary of the Seller;

         (5) any extension, modification or waiver agreement(s);

         (6) a credit application signed by the obligor, or a copy thereof; and

         (7) if required by Buyer in its sole discretion with respect to such Retail Installment Contract, a certificate of insurance or application form for insurance signed by the obligor, or copies thereof.

e. In connection with each securitization or whole loan sale disposition of any Purchased Eligible Assets, the proceeds of such sale shall be used to pay down any outstanding Transactions.

f. With respect to each Home Improvement Loan, High LTV Home Equity Loan, Home Equity Loan or Equipment Lease delivered by Seller to Buyer or its designee (including the Custodian), Seller shall execute an omnibus power of attorney substantially in the form of Exhibit III attached hereto irrevocably appointing Buyer its attorney-in-fact with full power to complete and record the assignment of Mortgage, complete the endorsement of the Mortgage Note and take such other steps as may be necessary or desirable to enforce Buyer's rights against such Home Improvement Loans, High LTV Home Equity Loans, Home Equity Loans and Equipment Leases, the related Loan Files and the Servicing Records.

g. Buyer shall deposit the Loan Files related to the Home Improvement Loans, High LTV Home Equity Loans and Home Equity Loans that are Purchased Eligible Assets, or direct that such Loan Files be deposited directly, with the Custodian. The Home Improvement Loan Files and Home Equity Loan Files shall be maintained in accordance with the Custodial Agreement.

h. Any Loan Files (including all Retail Installment Contract Loan Files and Lease Files) not delivered to Buyer or its designee (including the Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Loan File and the originals of the Loan File not delivered to Buyer or its designee. The possession of the Loan File by Seller or its designee is at the will of the Buyer for the sole purpose of servicing the related Purchased Eligible Assets, and such retention and possession by the Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Eligible Asset to Buyer. Seller or its designee (including the Custodian) shall release its custody of the Loan File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Eligible Assets or is in connection with a repurchase of any Purchased Eligible Asset by Seller.

8.       REHYPOTHECATION OR PLEDGE OF PURCHASED ELIGIBLE ASSETS

Title to all Purchased Eligible Assets shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Eligible Assets. Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Eligible Assets or otherwise pledging, repledging, hypothecating, or rehypothecating the Purchased Eligible Assets, but no such transaction shall relieve Buyer of its obligations to transfer Purchased Eligible Assets to Seller pursuant to Section 3. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Eligible Assets delivered to Buyer by Seller.

9.       SUBSTITUTION

a. Subject to Section 9(b), Seller may, upon one (1) Business Days written notice to Buyer, with a copy to Custodian, substitute other Eligible Assets for any Purchased Eligible Assets. Such substitution shall be made by transfer to Buyer or its designee (including the Custodian) of the Loan File of such other Eligible Assets (if such other Eligible Assets are Home Improvement Loans or Home Equity Loans) together with a Custodial Delivery and transfer to Seller or its designee of the Purchased Eligible Assets requested for release. After substitution, the substituted Eligible Assets shall be deemed to be Purchased Eligible Assets subject to the same Transaction as the released Eligible Assets.

b. Notwithstanding anything to the contrary in this Agreement, Seller may not substitute other Eligible Assets for any Purchased Eligible Assets (i) if after taking into account such substitution, a Collateral Deficit would occur or (ii) such substitution would cause a breach of any provision of this Agreement.

10.      REPRESENTATIONS AND WARRANTIES

a. Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into the Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance; (ii) it will engage in such Transactions as principal; (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf and upon execution this Agreement will create a legal, valid and binding obligation, enforceable in accordance with its terms; (iv) no approval, consent or authorization of the Transactions contemplated by this Agreement from any federal, state, or local regulatory authority having jurisdiction over it is required or, if required, such approval, consent or authorization has been or will, prior to the Purchase Date, be obtained; (v) the execution, delivery, and performance of this Agreement and the Transactions hereunder will not violate any law, regulation, order, judgment, decree, ordinance, charter, by-law, or rule applicable to it or its property or constitute a default (or an event which, with notice or lapse of time, or both would constitute a default) under or result in a breach of any agreement or other instrument by which it is bound or by which any of its assets are affected; (vi) it has received approval and authorization to enter into this Agreement and each and every Transaction actually entered into hereunder pursuant to its internal policies and procedures; and (vii) neither this Agreement nor any Transaction pursuant hereto are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

b. Seller represents and warrants to Buyer that as of the Purchase Date for the purchase of any Purchased Eligible Assets by Buyer from Seller and as of the date of this Agreement and any Transaction hereunder and at all times while this Agreement and any Transaction hereunder is in full force and effect:

      i. Organization. Seller is duly organized, validly existing and in good standing under the laws and regulations of the state of Minnesota and the Seller, or a servicer on the Seller's behalf, is duly licensed, qualified, and in good standing in every state where Seller transacts business and in any state where any mortgaged property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by Seller therein.

      ii. No Litigation. There is no action, suit, proceeding, arbitration or investigation pending or threatened against Seller which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of Seller, or in any material impairment of the right or ability of Seller to carry on its business substantially as now conducted, or in any material liability on the part of Seller, or which if adversely determined would affect the validity of this Agreement or any of the Purchased Eligible Assets or of any action taken or to be taken in connection with the obligations of Seller contemplated herein, or which would be likely to impair materially the ability of Seller to perform under the terms of this Agreement;

      iii. No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Eligible Assets pursuant to this Agreement;

      iv. Good Title to Collateral. Purchased Eligible Assets shall be free and clear of any lien, encumbrance or impediment to transfer, and Seller has good, valid and marketable title and the right to sell and transfer such Purchased Eligible Assets to Buyer.

      v. Delivery of Loan File. With respect to each Purchased Eligible Asset that is a Home Improvement Loan or Home Equity Loan, the Loan File and any other documents required to be delivered under this Agreement and the Custodial Agreement have been delivered to the Custodian. Seller or its designee is in possession of a complete, true and accurate Loan File with respect to the Purchased Eligible Assets, except for such documents the originals of which have been delivered to the Custodian.

      vi. Selection Process. The Purchased Eligible Assets were selected from among the outstanding assets in Seller's portfolio as to which the representations and warranties set forth in this Agreement could be made and such selection was not made in a manner so as to affect adversely the interests of Buyer.

      vii. Approved Seller. Seller is a HUD approved Seller. There has been no material detrimental finding in a HUD or other investigation of Seller;

      viii. No Untrue Statements. To the best of Seller's knowledge, neither this Agreement nor any written statement made, or any report or other document issued or delivered or to be issued or delivered by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of fact or omits to state a fact necessary to make the statements contained herein or therein not misleading;

      ix. Origination Practices. The origination practices with respect to each Eligible Asset (i) have been and are in all respects legal and proper in the mortgage origination business and consumer finance business and (ii) are in accordance with the underwriting guidelines previously supplied and approved by the Buyer;

      x. Performance of Agreement. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement on its part to be performed;

      xi. Seller Not Insolvent. Seller is not, and with the passage of time does not expect to become, insolvent; and

      xii. No Event of Default. No Event of Default has occurred and is continuing hereunder.

c. Seller represents and warrants to the Buyer that each Purchased Eligible Asset sold hereunder and each pool of Purchased Eligible Assets sold in a Transaction hereunder, as of the related Purchase Date conform to the representations and warranties set forth in Exhibit V, VI, VII or VIII attached hereto, as applicable, and that each Eligible Asset delivered hereunder as Additional Eligible Assets or Substituted Eligible Assets, as of the date of such delivery, conforms to the representations and warranties set forth in
Exhibit V, VI, VII or VIII attached hereto, as applicable. Seller further represents and warrants to the Buyer that, as of the first Business Day of each month, the Computer Tape with respect to each Purchased Eligible Asset is complete, true and correct. It is understood and agreed that the representations and warranties set forth in Exhibit V, VI, VII or VIII attached hereto shall survive delivery of the respective Loan File to Buyer or its designee (including the Custodian).

d. On the Purchase Date for any Transaction, Buyer and Seller shall each be deemed to have made all the foregoing representations with respect to itself as of such Purchase Date.

11.      NEGATIVE COVENANTS OF THE SELLER

On and as of the date of this Agreement and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller covenants that it will not:

a. take any action which would directly or indirectly impair or adversely affect Buyer's title to or the value of the Purchased Eligible Assets;

b. pledge, assign, convey, grant, bargain, sell, set over, deliver or otherwise transfer any interest in the Purchased Eligible Assets to any person not a party to this Agreement nor will the Seller create, incur or permit to exist any lien, encumbrance or security interest in or on the Purchased Eligible Assets except as described in Section 6 of this Agreement;

c. amend, alter, modify or change in any material way its underwriting guidelines without Buyer's consent; or

d. commence a voluntary bankruptcy proceeding or similar insolvency proceeding under applicable laws, without a unanimous vote of the board of directors of Seller.

e. with respect to Wet Home Equity Loans subject to Transactions hereunder, exceed an aggregate Purchase Price of $150,000,000.

12.      AFFIRMATIVE COVENANTS OF THE SELLER

For so long as this Agreement is in effect:

a. Seller covenants that it will promptly notify Buyer of any material adverse change in its business operations and/or financial condition.

b. Seller shall provide Buyer with copies of such documentation as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 10, including but not limited to resolutions evidencing the approval of this Agreement by Seller's board of directors or loan committee, copies of the minutes of the meetings of Seller's board of directors or loan committee at which this Agreement and the Transactions contemplated by this Agreement were approved, and evidence of Seller's status as an approved Seller/Servicer.

c. Seller shall, at Buyer's request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Eligible Assets, including, among other things, filing such UCC financing statements, mortgages or other instruments as Buyer may reasonably request.

d. Seller covenants that it will not create, incur or permit to exist any lien, encumbrance or security interest in or on any of the Purchased Eligible Assets without the prior express written consent of Buyer.

e. Seller shall notify Buyer no later than one (1) Business Day after obtaining actual knowledge thereof, if any event has occurred that constitutes an Event of Default with respect to Seller or any event that with the giving of notice or lapse of time, or both, would become an Event of Default with respect to Seller.

f. Seller covenants to provide Buyer with a copy of any material changes to Seller's underwriting guidelines prior to the effectiveness of any such change.

g. Seller covenants, upon the reasonable request of Buyer after the occurrence of a Collateral Deficit, to enter into Hedges in order to protect adequately, in the reasonable judgment against interest rate risks.

h. Seller covenants to provide Buyer on the 15th day of each month with respect to Purchased Eligible Assets, either by direct modem electronic transmission or via a computer diskette, the Computer Tape with respect to all Purchased Eligible Assets then subject to Transactions.

i. Seller covenants to provide Buyer with the following financial and reporting information:

         i. Within 90 days after the last day of its fiscal year, Seller's audited consolidated and consolidating statements of income and statements of changes in cash flow for such year and balance sheets as of the end of such year in each case presented fairly in accordance with GAAP, and accompanied, in all cases, by an unqualified report of a firm of "Big Six" independent certified public accountants or any other nationally recognized independent certified public accounting firm consented to by Buyer (which consent shall not be unreasonably withheld);

         ii. Upon request, within 30 days after the last day of the first three fiscal quarters in any fiscal year, Seller's consolidated and consolidating statements of income and statements of changes in cash flow for such quarter and balance sheets as of the end of such quarter presented fairly in accordance with GAAP;

         iii. Upon request, within 30 days after the last day of each calendar month an officer's certificate from a senior officer of the Seller addressed to Buyer certifying that, as of such calendar month, (x) Seller is in compliance with all of the terms, conditions and requirements of this Agreement, and (y) no Event of Default exists; and

         iv. Upon request, within 30 days, copies of all proxy statements, financial statements, and reports which Seller sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements under the Securities Act of 1933, as amended, which it files with the Securities and Exchange Commission or any government authority which may be substituted therefor, or with any national securities exchange.

j. Seller shall do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction and maintain all requisite authority to conduct its business in each jurisdiction in which Seller conducts business.

13.      EVENTS OF DEFAULT

a. If any of the following events (each an "Event of Default") occur, Buyer shall have the rights set forth in Section 14, as applicable:

      i. Seller fails to satisfy or perform any material obligation or covenant under this Agreement;

      ii.   An Act of Insolvency occurs with respect to Seller or Green Tree;

      iii. Any representation made by Seller shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated;

      iv. Seller shall admit its inability to, or its intention not to, perform any of its obligations hereunder;

      v. Any governmental, regulatory, or self-regulatory authority takes any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of the Seller or Green Tree, including suspension as an issuer, lender or seller/servicer of mortgage loans or loans arising under consumer finance contracts, which suspension has a material adverse effect on the ordinary business operations of Seller or Green Tree, and which continues for more than 24 hours;

      vi.   Seller dissolves, merges or consolidates with another entity (unless
            (A) it is the surviving party or (B) the entity into which it merges has equity and a market value of at least that of the Seller immediately prior to such merger and such entity expressly assumes the obligations of the Seller at the time of such merger), or sells, transfers, or otherwise disposes of a material portion of its business or assets;

      vii. Buyer, in its good faith judgment, believes that there has been a material adverse change in the business, operations, corporate structure or financial condition of Seller or that Seller will not meet any of its obligations under any Transaction pursuant to this Agreement, or any other agreement between the parties;

      viii. Seller is in default under any other agreement to which it is a party, PROVIDED, HOWEVER, such a default shall not constitute an Event of Default if the exercise of such remedies as are available to Seller's counterparty with respect to such default would not result in a material adverse change in the business operations or financial condition of the Seller;

      ix. A final judgment by any competent court in the United States of America for the payment of money in an amount of at least $1,000,000 is rendered against the Seller, and the same remains undischarged or unpaid for a period of sixty (60) days during which execution of such judgment is not effectively stayed;

      x. This Agreement shall for any reason cease to create a valid, first priority security interest in any of the Purchased Eligible Assets purported to be covered hereby;

      xi. A Collateral Deficit occurs with respect to Seller, and is not eliminated within the time period specified in Section 4(b); or

      xii.  An "event of default" has occurred pursuant to a Hedge.

(b) In making a determination as to whether an Event of Default has occurred, the Buyer shall be entitled to rely on reports published or broadcast by media sources believed by such party to be generally reliable and on information provided to it by any other sources believed by it to be generally reliable, provided that such party reasonably and in good faith believes such information to be accurate and has taken such steps as may be reasonable in the circumstances to attempt to verify such information.

14.      REMEDIES

a. If an Event of Default occurs with respect to Seller, the following rights and remedies are available to Buyer:

      i. At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency), the Repurchase Date for each Transaction hereunder shall be deemed immediately to occur.

      ii. If Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section,

            (A) Seller's obligations hereunder to repurchase all Purchased Eligible Assets in such Transactions shall thereupon become immediately due and payable,

            (B) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the greater of the Prime Rate or the Pricing Rate for each such Transaction to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (I) any amounts actually in the possession of Buyer pursuant to clause
            (C) of this subsection, (II) any proceeds from the sale of Purchased Eligible Assets applied to the Repurchase Price pursuant to subsection (a)(xii) of this Section, and (III) any amounts applied to the Repurchase Price pursuant to subsection (a)(iii) of this Section), and

            (C) all Income actually received by the Buyer or its designee (including the Custodian) pursuant to Section 5 shall be applied to the aggregate unpaid Repurchase Price owed by Seller.

      iii. After one Business Day's notice to Seller (which notice need not be given if an Act of Insolvency shall have occurred, and which may be the notice given under subsection (a)(i) of this Section), Buyer may
            (A) immediately sell, without notice or demand of any kind, at a public or private sale and at such price or prices Buyer may reasonably deem satisfactory any or all Purchased Eligible Assets subject to a Transaction hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Eligible Assets, to give Seller credit for such Purchased Eligible Assets in an amount equal to the Market Value of the Purchased Eligible Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. The proceeds of any disposition of

            Purchased Eligible Assets shall be applied first to the costs and expenses incurred by Buyer in connection with Seller's default; second to consequential damages, including but not limited to costs of cover and/or related hedging transactions; third to the Repurchase Price; and fourth to any other outstanding obligation of Seller to Buyer or its Affiliates.

      iv. The parties recognize that it may not be possible to purchase or sell all of the Purchased Eligible Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Eligible Assets may not be liquid. In view of the nature of the Purchased Eligible Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Eligible Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Eligible Asset and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Eligible Asset on the occurrence of an Event of Default or to liquidate all Purchased Eligible Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer. However, in recognition of the parties' agreement that the Transactions hereunder have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual relationship and that each Transaction has been entered into in consideration of the other Transactions, the parties further agree that Buyer shall use its best efforts to liquidate all Transactions hereunder upon the occurrence of an Event of Default as quickly as is prudently possible in the reasonable judgment of Buyer.

      v. Buyer shall, without regard to the adequacy of the security for the Seller's obligations under this Agreement, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Eligible Assets or any portion thereof, and collect the payments due with respect to the Purchased Eligible Assets or any portion thereof. Seller shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

      vi. Seller agrees that Buyer may obtain an injunction or an order of specific performance to compel Seller to fulfill its obligations as set forth in Section 25, if Seller fails or refuses to perform its obligations as set forth therein.

      vii. Seller shall be liable to Buyer for the amount of all expenses, reasonably incurred by Buyer in connection with or as a consequence of an Event of Default, including, without limitation, reasonable legal fees and expenses and reasonable costs incurred in connection with hedging or covering transactions.

      viii. Buyer shall have all the rights and remedies provided herein, provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller.

      ix. Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a)(i) and (iii) of this Section, at any time thereafter without notice to Seller. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

      x. In addition to its rights hereunder, Buyer shall have the right to proceed against any assets of Seller which may be in the possession of Buyer or its designee (including the Custodian) including the right to liquidate such assets and to set off the proceeds against monies owed by Seller to Buyer pursuant to this Agreement. Buyer may set off cash, the proceeds of the liquidation of the Purchased Eligible Assets, and all other sums or obligations owed by Seller to Buyer against all of Seller's obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer's right to recover any deficiency. Any cash, proceeds, or property in excess of any amounts due, or which Buyer reasonably believes may become due, to it from Seller shall be returned to Seller after satisfaction of all obligations of Seller to Buyer.

      xi. Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Eligible Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm's length.

      xii. Buyer and Seller hereby agree that sales of the Purchased Eligible Assets shall be deemed to include and permit the sales of Purchased Eligible Assets pursuant to a securities offering.

      xiii. Notwithstanding the foregoing remedies, if the Event of Default (other than an Event of Default under Section 13(a)(xi)) arises from a breach of any representation or warranty set forth in Sections 10(b)(iii), (v) or (ix) or in Exhibit V, Exhibit VI, Exhibit VII or
            Exhibit VIII attached hereto with respect to a Purchased Eligible Asset, then Seller may elect, subject to Buyer's written consent (which consent shall not be unreasonably withheld or delayed), to cure such default by repurchasing such Eligible Asset or substituting for such Eligible Asset within two (2) Business Days of such Event of Default, PROVIDED, however, that Seller shall not have the right to make the foregoing election if such breach causes a default with respect to Eligible Assets that in the aggregate represent ten percent (10%) or more of the aggregate Purchase Price of all Purchased Eligible Assets subject to then outstanding Transactions. The repurchase price for any such repurchase shall be the outstanding Repurchase Price of such Eligible Asset. Any such substitution shall be performed in accordance with Section 9 of this Agreement.

15.      ADDITIONAL CONDITION

         Seller shall, on the date of the initial Transaction hereunder and, upon the request of Buyer (but no more than once in any calendar year), on the date of any subsequent Transaction, cause to be delivered to Buyer, with reliance thereon permitted as to any Person that purchases the Purchased Eligible Assets from Buyer in a repurchase transaction, a favorable opinion or opinions of counsel with respect to the matters set forth in Exhibit IV attached hereto.

         Additionally, prior to entering into the initial Transaction under this Agreement, Seller shall cause Green Tree to have executed and delivered the Limited Guaranty.

16.      SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereunto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted; PROVIDED, HOWEVER, that the parties hereto acknowledge and agree that each Purchased Eligible Asset is identified and unique and nothing in this Agreement should limit or reduce Buyer's obligation to deliver the Purchased Eligible Assets to Seller as and when provided herein.

17.      NOTICES AND OTHER COMMUNICATIONS

Unless another address is specified in writing by the respective party to whom any written notice or other communication is to be given hereunder, all such notices or communications shall be in writing or confirmed in writing and delivered at the respective addresses set forth in the Confirmation.

18.      ENTIRE AGREEMENT; SEVERABILITY

This Agreement together with the applicable Confirmation constitutes the entire understanding between Buyer and Seller with respect to the subject matter it covers and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased

Eligible Assets. By acceptance of this Agreement, Buyer and Seller acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

19.      NON-ASSIGNABILITY

The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by (i) Seller without the prior written consent of Buyer or (ii) by Buyer to a non-affiliate without notifying Seller. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement express or implied, shall give to any person, other than the parties to this Agreement and their successors hereunder, any benefit or any legal or equitable right, power, remedy or claim under this Agreement.

20.      TERMINABILITY

This Agreement shall terminate in 180 days unless the Buyer and Seller agree to extend this Agreement for a period of 180 days therefrom. Notwithstanding any such termination or the occurrence of an Event of Default, all of the representations and warranties hereunder (including those made in Exhibit V, Exhibit VI, Exhibit VII and Exhibit VIII hereof) shall continue and survive.

21.      GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

22.      CONSENT TO JURISDICTION AND ARBITRATION

The parties irrevocably agree to submit to the personal jurisdiction of the United States District Court for the Southern District of New York, the parties irrevocably waiving any objection thereto. If, for any reason, federal jurisdiction is not available, and only if federal jurisdiction is not available, the parties irrevocably agree to submit to the personal jurisdiction of the Supreme Court of the State of New York, the parties irrevocably waiving any objection thereto. Notwithstanding the foregoing two sentences, at either party's sole option exercisable at any time not later than thirty (30) days after an action or proceeding has been commenced, the parties agree that the matter may be submitted to binding arbitration in accordance with the commercial rules of the American Arbitration Association then in effect in the State of New York and judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof within the City, County and State of New York; PROVIDED, HOWEVER, that the arbitrator shall not amend, supplement, or reform in any regard this Agreement or the terms of any Confirmation, the rights or obligations of any party hereunder or thereunder, or the enforceability of any of the terms hereof or thereof. Any arbitration shall be conducted before a single arbitrator who shall be reasonably familiar with repurchase transactions and the secondary mortgage market in the City, County, and State of New York.

23.      NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Any such waiver or modification shall be effective only in the specific instance and for the specific purpose for which it was given.

24.      INTENT

The parties understand and intend that this Agreement and each Transaction hereunder constitute a "repurchase agreement" and a "securities contract" as those terms are defined under the relevant provisions of Title 11 of the United States Code, as amended.

25.      SERVICING

a. Notwithstanding the purchase and sale of the Purchased Eligible Assets hereby, Seller shall cause Green Tree to service the Purchased Eligible Assets for the benefit of Buyer and, if Buyer shall exercise its rights to pledge or hypothecate the Purchased Eligible Asset prior to the related Repurchase Date pursuant to Section 8, Buyer's assigns; PROVIDED, HOWEVER, that the obligations of Seller to service the Purchased Eligible Assets shall cease upon the payment by Seller to Buyer of the Repurchase Price therefor. Seller shall cause Green Tree to service the Purchased Eligible Assets in accordance with the servicing standards maintained by other prudent mortgage and consumer finance lenders with respect to loans similar to the Purchased Eligible Assets.

b. Seller agrees that Buyer is the owner of all servicing records owned by Seller, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Eligible Assets (the "Servicing Records"). Seller grants Buyer a security interest in all servicing fees and rights relating to the Eligible Assets and all Servicing Records to secure the obligation of the Seller or its designee to service in conformity with this Section and any other obligation of Seller to Buyer. Seller covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer's request.

c. Upon the occurrence and continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its right to the Purchased Eligible Assets on a servicing released basis or (ii) terminate the Seller or its nominee as servicer of the Purchased Eligible Assets with or without cause, in each case without payment of any termination fee.

d. Seller shall not employ sub-servicers to service the Purchased Eligible Assets without the prior approval of Buyer.

e. Seller shall cause any sub-servicer hereunder to execute a letter agreement with Buyer acknowledging Buyer's security interest and agreeing that, upon notice from Buyer (or the Custodian on its behalf) that an Event of Default has occurred and is continuing hereunder, it shall deposit all Income with respect to the Purchased Eligible Assets in the account specified in the third sentence of Section 5(a).

26.      MISCELLANEOUS

a. Time is of the essence under this agreement and all Transactions and all references to a time shall mean New York time in effect on the date of the action unless otherwise expressly stated in this Agreement.

b. Buyer shall be authorized to accept orders and take any other action affecting any accounts of the Seller in response to instructions given in writing or orally by telephone or otherwise by any person with apparent authority to act on behalf of the Seller, and the Seller shall indemnify Buyer, defend, and hold Buyer harmless from and against any and all liabilities, losses, damages, costs, and expenses of any nature arising out of or in connection with any action taken by Buyer in response to such instructions received or reasonably believed to have been received from the Seller.

c. If there is any conflict between the terms of this Agreement or any Transaction entered into hereunder and the Custodial Agreement, this Agreement shall prevail.

d. If there is any conflict between the terms of a Confirmation or a corrected Confirmation issued by the Buyer and this Agreement, the Confirmation shall prevail.

e. This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

f. Seller agrees to reimburse Buyer for all reasonable costs and expenses of Buyer in connection with this Agreement including, without limitation, (i) the fees, expenses and disbursement of counsel to Buyer, (ii) due diligence expenses and (iii) on-going auditing fees.

g. The headings in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

                            [Signature page follows.]

         IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.


                                     LEHMAN COMMERCIAL PAPER INC.,
                                         Buyer

                                     By:
                                         -------------------------------------

                                     Title:
                                            ----------------------------------

                                     Date:
                                            ----------------------------------


                                     GREEN TREE FINANCE CORP.--FIVE,
                                         Seller

                                     By:
                                         -------------------------------------

                                     Title:
                                            ----------------------------------

                                     Date:
                                            ----------------------------------

                                    EXHIBITS

EXHIBIT I         Confirmation

EXHIBIT II        Form of Power of Attorney

EXHIBIT III       Opinion of Counsel to Seller

EXHIBIT IV        Representations and Warranties Regarding
                  Home Improvement Loans

EXHIBIT V         Representations and Warranties Regarding
                  High LTV Home Equity Loans and Home Equity Loans

EXHIBIT VI        Representations and Warranties Regarding
                  Retail Installment Contracts

EXHIBIT VII       Representations and Warranties Regarding
                  Equipment Leases

EXHIBIT VIII      Form of Limited Guaranty

                                                                       EXHIBIT I

                           Form of Confirmation Letter
                                                                          (date)

[Green Tree Finance Corp.--Five]


Attention:


Confirmation No.____________________

Ladies/Gentlemen:

This letter confirms our oral agreement to purchase from you the Eligible Assets listed in Appendix I hereto, pursuant to the Amended and Restated Master Repurchase Agreement between us, dated February 4, 1998 (the "Agreement"), as follows:

             Purchase Date:

             Eligible Assets to be Purchased: See Appendix I hereto.
            [Appendix I to Confirmation  Letter will list Eligible Assets]
             Aggregate Principal Amount of Purchased Eligible Assets:

             Purchase Price:

             Pricing Rate:

             Repurchase Date:

             Repurchase Price:

             Collateral Amount Percentage with respect to Market Value for Home
             Equity:

             Collateral Amount Percentage with respect to Market Value for Insured Home Improvement Loans:

             Collateral Amount Percentage with respect to Market Value for Uninsured Home Improvement Loans:

             Collateral Amount Percentage with respect to Market Value for Loans arising under Retail Installment Contracts:

             Collateral Amount Percentage with respect to Market Value for Equipment Leases:

                  Names and addresses for communications:

                  Buyer:
                  [Lehman Commercial Paper Inc.
                  101 Hudson Street
                  Jersey City, NJ
                  Attention: Richard DePaulis or Chris Czako with a copy to:
                  Lehman Commercial Paper Inc.
                  200 Vesey Street
                  12th Floor New York, New York 10285-0900
                  Attention: Eugene Nagotko or Fred Madonna]

                  Seller: [Green Tree Finance Corp.--Five]


                  Attention:


                                                  LEHMAN COMMERCIAL PAPER INC.,

                                                  Buyer

                                                  By:
                                                     ---------------------------

                                                  Name:
                                                       -------------------------

                                                  Title:
                                                        ------------------------

The Seller hereby confirms that all of the representations and warranties contained in the Agreement (including Exhibit V, Exhibit VI, Exhibit VII and
Exhibit VIII) are true and correct as if made as of the date hereof, the Seller is not in breach of any covenant contained therein and there exists no Event of Default thereunder.

Agreed and Acknowledged:
Green Tree Finance Corp.--Five
Seller

By:_________________________
Name:_______________________
Title:______________________

                                                                      EXHIBIT II


                            Form of Power of Attorney

"Know All Men by These Presents, that Green Tree Finance Corp.--Five ("Seller"), does hereby appoint Lehman Commercial Paper Inc. ("Buyer"), its attorney-in-fact to act in Seller's name, place and stead in any way which Seller could do with respect to (i) the completion of the endorsements of the Mortgage Notes and the Assignments of Mortgages, (ii) the recordation of the assignments of Mortgages and (iii) the enforcement of the Seller's rights under the Eligible Assets purchased by Buyer pursuant to an Amended and Restated Master Repurchase Agreement dated November 1, 1997 between Seller and Buyer and to take such other steps as may be necessary or desirable to enforce Buyer's rights against such Eligible Assets, the related Loan Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER'S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed and the Seller's seal to be affixed this ____ day of, _____________, 199__.

Green Tree Finance Corp.--Five

By:_________________________

Name:_______________________

Title:______________________


[NOTARIZE]

                           OPINION OF SELLER'S COUNSEL               EXHIBIT III

1.       CORPORATE EXISTENCE

2.       AUTHORIZATION, EXECUTION AND DELIVERY

3.       ENFORCEABILITY

4.       NO DEFAULTS

5.       NO LITIGATION

6.       COMPLIANCE WITH LAWS

7.       NO CONSENTS/APPROVALS NEEDED

8.       VALIDLY CREATED FIRST PRIORITY PERFECTED SECURITY INTEREST IN
         COLLATERAL

                                                                      EXHIBIT IV

                          Representations with respect
                            to Home Improvement Loans


         1. Payments. The scheduled payment of principal and interest due under the Home Improvement Loan with respect to the prior Due Date was made on or before such Due Date by or on behalf of the obligor (without any advance from Seller or any Person acting at the request of Seller) or was not delinquent for more than 30 days after such Due Date.

         B. No Waivers. The terms of the Home Improvement Loan have not been waived, altered or modified in any respect, except by instruments or documents identified in the Home Improvement Loan File (as defined in the Custodial Agreement). All costs, fees and expenses incurred in making, closing and perfecting the lien and/or security interest, as applicable, of the Home Improvement Loan have been paid.

         C. Binding Obligation. The Home Improvement Loan is the legal, valid and binding obligation of the obligor thereunder and is enforceable in accordance with its terms, except as such enforceability may be limited by laws affecting the enforcement of creditors' rights generally. In the case of Home Improvement Loans other than Unsecured Home Improvement Loans, Seller has delivered, or caused to be delivered, to the Custodian the original Mortgage, with evidence of recording thereon, or if the original Mortgage has not yet been returned from the recording office, a true copy of the Mortgage which has been delivered for recording in the appropriate recording office of the jurisdiction in which the Real Property is located.

         D. No Defenses. The Home Improvement Loan is not subject to any right of rescission, set off, counterclaim or defense, including the defense of usury, and the operation of any of the terms of the Home Improvement Loan or the exercise of any right thereunder will not render the Home Improvement Loan unenforceable in whole or in part or subject to any right of rescission, set off, counterclaim or defense, including the defense of usury, and no such right of rescission, set off, counterclaim or defense has been asserted with respect thereto.

         E. Insurance. In the case of Home Improvement Loans other than Unsecured Home Improvement Loans, all improvements on the related real property are covered by a hazard insurance policy. All premiums due on such insurance have been paid in full.

         Each Insured Home Improvement Loan was originated in compliance with FHA regulations and is insured, without set-off, surcharge or defense, by FHA insurance. Seller has, in conformity with FHA regulations, filed all reports necessary for the Insured Home Improvement Loan to be registered for FHA insurance. Following assignment of the Insured Home Improvement Loan to Custodian, on behalf of the Owners, Custodian will be entitled to the full benefits of the FHA insurance.

         F. Origination. The Home Improvement Loan was originated by a home improvement contractor or Seller in the regular course of its business and, if originated by a home improvement contractor, was purchased by Seller in the regular course of its business.

         G. Lawful Assignment. The Home Improvement Loan was not originated in and is not subject to the laws of any jurisdiction whose laws would make the transfer of the Home Improvement Loan to Custodian or the ownership of the Home Improvement Loans by the Owner thereof unlawful or make the Home Improvement Loan unenforceable.

         H. Compliance with Law. All requirements of any federal, state or local law, including, without limitation, usury, truth in lending and equal credit opportunity laws and FHA regulations, applicable to the Home Improvement Loan have been complied with and such compliance is not affected by the holding of the Home Improvement Loans by Custodian or the Owner's ownership of the Home Improvement Loans, and Seller shall for at least the period of this Agreement, maintain in its possession, available for Custodian's inspection, and shall deliver to Custodian upon demand, evidence of compliance with all such requirements.

         I. Home Improvement Loan in Force. The Home Improvement Loan has not been satisfied or subordinated (except for such subordination as may be allowed under FHA regulations) in whole or in part or rescinded, and, in the case of Home Improvement Loans other than Unsecured Home Improvement Loans, the real property securing the Home Improvement Loan, as applicable, has not been released from the lien of the Home Improvement Loan in whole or in part.

         J. Valid Lien. The Home Improvement Loan has been duly executed and delivered by the obligor and either the related Mortgage is a valid and subsisting first, second or third lien on the property therein described or the Home Improvement Loan is an unsecured borrowing of the obligor; any related Mortgage has been assigned by Seller to Custodian, and Custodian has and will have, on behalf of the Owners of the Home Improvement Loans, a valid and subsisting lien on the property therein described. Seller has full right to sell and assign the Home Improvement Loans to Custodian.

         K. Capacity of Parties. All parties to the Home Improvement Loan had capacity to execute the Home Improvement Loan.

         L. Good Title. Prior to transfer to Custodian, Seller is the sole owner of the Home Improvement Loan and has the authority to sell, transfer and assign the Home Improvement Loan. Seller has not sold, assigned or pledged the Home Improvement Loan to any Person other than the Custodian.

         M. No Defaults. There was no default, breach, violation or event permitting acceleration existing under the Home Improvement Loan and no event which, with notice and the expiration of any grace or cure period, would constitute such a default, breach, violation or event permitting acceleration under such Home Improvement Loan. Seller has not waived any such default, breach, violation or event permitting acceleration.

         N. No Liens. In the case of Home Improvement Loans other than Unsecured Home Improvement Loans, there are, to the best of Seller's knowledge, no liens or claims which have been filed for work, labor or materials affecting the real property securing the Home Improvement Loan which are or may be liens prior to, or equal or coordinate with, the lien of the Home Improvement Loan.

         O. Equal Installments. The Home Improvement Loan has a fixed rate and provides for level monthly payments which fully amortize the loan over its term.

         P. Enforceability. The Home Improvement Loan contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the collateral of the benefits of the security provided thereby.

         Q. One Original. There is only one original executed Home Improvement Loan contract and note, each of which has been delivered to the Custodian.

         R. Primary Resident. At the time of origination of the Home Improvement Loan, the obligor was the primary resident of the related real property.

         S. Qualified Mortgage for REMIC. Each Home Improvement Loan that is secured by a Mortgage on the property described therein is a "qualified mortgage" under Section 860G(a)(3) of the Code.

         T. Proceedings. There is no proceeding pending or, to Seller's knowledge, threatened for the total or partial condemnation of collateral securing a Home Improvement Loan.

         U. Marking Records. Seller has caused the portions of the Electronic Ledger relating to the Mortgage Loans to be clearly and unambiguously marked to indicate that such Home Improvement Loans are owned by Custodian in accordance with the terms of the related Custodial Agreement.

         V. No Adverse Selection. Except for the effect of the representations and warranties made hereunder, no adverse selection procedures have been employed in selecting the Home Improvement Loans.

                                                                       EXHIBIT V

                          Representations with respect
               to High LTV Home Equity Loans and Home Equity Loans


         A. Payments. The scheduled payment of principal and interest due under the High LTV Home Equity Loan or Home Equity Loan with respect to the prior Due Date was made on or before such Due Date by or on behalf of the obligor (without any advance from Seller or any Person acting at the request of Seller) or was not delinquent for more than 30 days after such Due Date.

         B. No Waivers. The terms of the High LTV Home Equity Loan or Home Equity Loan have not been waived, altered or modified in any respect, except by instruments or documents identified in the High LTV Home Equity Loan File or Home Equity Loan File, as applicable. All costs, fees and expenses incurred in making, closing and perfecting the lien and/or security interest, as applicable, of the High LTV Home Equity Loan or Home Equity Loan have been paid.

         C. Binding Obligation. The High LTV Home Equity Loan or Home Equity Loan is the legal, valid and binding obligation of the obligor thereunder and is enforceable in accordance with its terms, except as such enforceability may be limited by laws affecting the enforcement of creditors' rights generally. Seller has delivered, or caused to be delivered, to the Custodian the original Mortgage, with evidence of recording thereon, or if the original Mortgage has not yet been returned from the recording office, a true copy of the Mortgage which has been delivered for recording in the appropriate recording office of the jurisdiction in which the Real Property is located.

         D. No Defenses. The High LTV Home Equity Loan or Home Equity Loan is not subject to any right of rescission, set off, counterclaim or defense, including the defense of usury, and the operation of any of the terms of the High LTV Home Equity Loan or Home Equity Loan or the exercise of any right thereunder will not render the High LTV Home Equity Loan or Home Equity Loan unenforceable in whole or in part or subject to any right of rescission, set off, counterclaim or defense, including the defense of usury, and no such right of rescission, set off, counterclaim or defense has been asserted with respect thereto.

         E. Insurance. All improvements on the related real property are covered by a hazard insurance policy. All premiums due on such insurance have been paid in full.

         F. Origination. The High LTV Home Equity Loan or Home Equity Loan was originated by a home equity lender or Seller in the regular course of its business and, if originated by a home equity lender, was purchased by Seller in the regular course of its business.

         G. Lawful Assignment. The High LTV Home Equity Loan or Home Equity Loan was not originated in and is not subject to the laws of any jurisdiction whose laws would make the transfer of the High LTV Home Equity Loan or Home Equity Loan to Custodian or the ownership of the High LTV Home Equity Loan or Home Equity Loans by the Owner thereof unlawful or make the High LTV Home Equity Loan or Home Equity Loan unenforceable.

         H. Compliance with Law. All requirements of any federal, state or local law, including, without limitation, usury, truth in lending and equal credit opportunity laws, applicable to the High LTV Home Equity Loan or Home Equity Loan have been complied with and such compliance is not affected by the holding of the High LTV Home Equity Loans or Home Equity Loans by Custodian or the Owners' ownership of the High LTV Home Equity Loans or Home Equity Loans, and Seller shall for at least the period of this Agreement, maintain in its possession, available for Custodian's inspection, and shall deliver to Custodian upon demand, evidence of compliance with all such requirements.

         I. High LTV Home Equity Loan or Home Equity Loan in Force. The High LTV Home Equity Loan or Home Equity Loan has not been satisfied or subordinated in whole or in part or rescinded, and the real property securing the High LTV Home Equity Loan or Home Equity Loan has not been released from the lien of the High LTV Home Equity Loan or Home Equity Loan in whole or in part.

         J. Valid Lien. The High LTV Home Equity Loan or Home Equity Loan has been duly executed and delivered by the obligor and the related Mortgage is a valid and subsisting first, second or third lien on the property therein described; any related Mortgage has been assigned by Seller to Custodian, and Custodian has and will have, on behalf of the Owners of the High LTV Home Equity Loans and Home Equity Loans, a valid and subsisting lien on the property therein described. Seller has full right to sell and assign the High LTV Home Equity Loans and Home Equity Loans to Custodian.

         K. Capacity of Parties. All parties to the High LTV Home Equity Loan and Home Equity Loan had capacity to execute the High LTV Home Equity Loan and Home Equity Loan.

         L. Good Title. Prior to transfer to Custodian, Seller is the sole owner of the High LTV Home Equity Loan or Home Equity Loan and has the authority to sell, transfer and assign the High LTV Home Equity Loan or Home Equity Loan. Seller has not sold, assigned or pledged the High LTV Home Equity Loan or Home Equity

Loan to any Person other than the Custodian.

         M. No Defaults. There was no default, breach, violation or event permitting acceleration existing under the High LTV Home Equity Loan or Home Equity Loan and no event which, with notice and the expiration of any grace or cure period, would constitute such a default, breach, violation or event permitting acceleration under such High LTV Home Equity Loan or Home Equity Loan. Seller has not waived any such default, breach, violation or event permitting acceleration.

         N. No Liens. There are, to the best of Seller's knowledge, no liens or claims which have been filed for work, labor or materials affecting the real property securing the High LTV Home Equity Loan or Home Equity Loan which are or may be liens prior to, or equal or coordinate with, the lien of the High LTV Home Equity Loan or Home Equity Loan.

         O. Equal Installments. The High LTV Home Equity Loan or Home Equity Loan has a fixed rate and provides for level monthly payments which fully amortize the loan over its term.

         P. Enforceability. The High LTV Home Equity Loan or Home Equity Loan contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the collateral of the benefits of the security provided thereby.

         Q. One Original. There is only one original executed High LTV Home Equity Loan note or Home Equity Loan note, and it has been delivered to the Custodian.

         R. Primary Resident. At the time of origination of the High LTV Home Equity Loan or Home Equity Loan, the obligor was the primary resident of the related real property.

         S. Qualified Mortgage for REMIC. Each High LTV Home Equity Loan or Home Equity Loan that is secured by a Mortgage on the property described therein is a "qualified mortgage" under Section 860G(a)(3) of the Code.

         T. Proceedings. There is no proceeding pending or, to Seller's knowledge, threatened for the total or partial condemnation of collateral securing a High LTV Home Equity Loan or Home Equity Loan.

         U. Marking Records. Seller has caused the portions of the Electronic Ledger relating to the Mortgage Loans to be clearly and unambiguously marked to indicate that such High LTV Home Equity Loans and Home Equity Loans are owned by Custodian in accordance with the terms of the related Custodial Agreement.

         V. No Adverse Selection. Except for the effect of the representations and warranties made hereunder, no adverse selection procedures have been employed in selecting the High LTV Home Equity Loans or Home Equity Loans.

         W. Real Property. Each mortgaged property is improved by a single family dwelling which constitutes real property under state law and is the principal residence of the obligor.

         X. Wet Home Equity Loans. Each Wet Home Equity Loan, together with other Wet Home Equity Loans subject to Transactions hereunder, does not exceed an aggregate Purchase Price of $150,000,000.

                                                                      EXHIBIT VI

          Representations with respect to Retail Installment Contracts


         A. Payments. The scheduled payment of principal and interest for the most recent Due Date was made by or on behalf of the obligor (without any advance from Seller or any Person acting at the request of Seller) or was not delinquent for more than 30 days.

         B. No Waivers. The terms of the Retail Installment Contract have not been waived, altered or modified in any respect, except by instruments or documents identified in the Retail Installment Contract file.

         C. Binding Obligation. The Retail Installment Contract is the legal, valid and binding obligation of the obligor thereunder and is enforceable in accordance with its terms, except as such enforceability may be limited by laws affecting the enforcement of creditors' rights general.

         D. No Defenses. The Retail Installment Contract is not subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and the operation of any of the terms of the Retail Installment Contract or the exercise of any right thereunder will not render the Retail Installment Contract unenforceable in whole or in part or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto.

         E. Origination. The Retail Installment Contract was originated by a dealer or Seller in the regular course of its business and, if originated by a dealer, was purchased by Seller in the regular course of its business.

         F. Lawful Assignment. The Retail Installment Contract was not originated in and is not subject to the laws of any jurisdiction whose laws would make the transfer of the Retail Installment Contract to the Custodian or the ownership of the Retail Installment Contracts by the Owner unlawful.

         G. Compliance with Law. All requirements of any federal, state or local law, including, without limitation, usury, truth in lending and equal credit opportunity laws, applicable to the Retail Installment Contract have been complied with and such compliance is not affected by the holding of the Retail Installment Contracts by the Custodian or the Owner's ownership of the Retail Installment Contracts, and Seller shall maintain in its possession, available for the Buyer's inspection, and shall deliver to the Buyer upon demand, evidence of compliance with all such requirements.

         H. Contract in Force. The Retail Installment Contract has not been satisfied or subordinated in whole or in part or rescinded, and the Seller's lien on the related Consumer Product has not been released in whole or in part.

         I. Purchase Money Security Interest. The Retail Installment Contract creates a "purchase money security interest" (as defined in the Uniform Commercial Code) in favor of Seller in the Consumer Product covered thereby as security for payment of the outstanding principal balance of such Retail Installment Contract and all other obligations of the obligor under such Retail Installment Contract; such security interest has been assigned by Seller to the Custodian, and the Custodian has and will have a valid purchase money security interest in such Consumer Product.

         J. Capacity of Parties. All parties to the Retail Installment Contract had capacity to execute the Retail Installment Contract.

         K. Good Title. Prior to the transfer to the Custodian, Seller is the owner of the Retail Installment Contract and has the authority to sell, transfer and assign the Retail Installment. Seller has not sold, assigned or pledged the Retail Installment Contract to any Person other than the Custodian.

         L. No Defaults. There was no default, breach, violation or event permitting acceleration existing under the Retail Installment Contract and no event which, with notice and the expiration of any grace or cure period, would constitute such a default, breach, violation or event permitting acceleration under such Retail Installment Contract. Seller has not waived any such default, breach, violation or event permitting acceleration.

         M. No Liens. There are, to the best of Seller's knowledge, no liens or claims which have been filed for work, labor or materials affecting the Consumer Product which are or may be liens prior to, or equal or coordinate with, the lien of the Retail Installment Contract.

         N. Equal Installments. The Retail Installment Contract has a fixed rate and provides for level monthly payments which fully amortize the loan over its term.

         O. Enforceability. The Retail Installment Contract contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the collateral of the benefits of the security.

         P. One Original. There is only one original executed the Retail Installment Contract, which is held by Seller.

         Q. No Adverse Selection. Except for the effect of the representations and warranties made hereunder, no adverse selection procedures have been employed in selecting the Retail Installment Contracts.

         R. Notation of Security Interest. With respect to each Retail Installment Contract, if the related Consumer Product is located in a state in which notation of a security interest on the title document is required or permitted to perfect such security interest, the title document shows, or if a new or replacement title document with respect to such Consumer Product is being applied for such title document will be issued within 180 days and will show, Seller as the holder of a first priority security interest in such Consumer Product; if the related Consumer Product is located in a state in which the filing of a financing statement under the UCC is required to perfect a security interest in goods of the type including the Consumer Product, such filings or recordings have been duly made and show Seller as secured party; and if the related Consumer Product is an aircraft subject to registration with the Federal Aviation Administration's Aircraft Registry, and the recordation of a mortgage, security agreement or similar conveyance with such registry is required to perfect the lien created thereby, such recordation has been duly made and shows Seller as secured party or mortgagee. In any case, Buyer has the same rights as the secured party of record would have (if such secured party were still the owner of the Contract) against all Persons (including Seller and any trustee in bankruptcy of Seller) claiming an interest in such Consumer Product.

                                                                     EXHIBIT VII


                Representations with respect to Equipment Leases


         A. Binding Obligation. Each Equipment Lease (i) constitutes a valid, binding and enforceable payment obligation of the Obligor in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforceability of creditors' rights generally and the availability of equitable remedies), (ii) has been duly and properly sold, assigned and conveyed by Seller, (iii) was originated by Seller in the ordinary course of its business, or (in the case of any Equipment Lease purchased by Seller) was acquired by Seller for proper consideration and was validly assigned to Seller by the originator of such Equipment Lease and (iv) contains customary and enforceable provisions adequate to enable realization against the Obligor and/or the related Equipment (although no representation or warranty is made with respect to the perfection or priority of any security interest in such related Equipment).

         B. No Adverse Selection. No selection procedures adverse to Buyer were utilized in selecting the Equipment Leases from those leases owned by Seller.

         C. Compliance with Law. All requirements of applicable Federal, state and local laws, and regulations thereunder, in respect of all of the Equipment Leases, have been complied with in all material respects.

         D. No Defaults. There is no known default, breach, violation or event permitting cancellation or termination of the Equipment Lease by the lessor under the terms of any Equipment Lease (other than scheduled payment delinquencies (in excess of 10% of the scheduled payment due) of not more than 59 days), and there has been no waiver of any of the foregoing; no related Equipment had been repossessed.

         E. No Liens. Immediately prior to the sale, assignment and conveyance of each Equipment Lease by Seller to Buyer, Seller had good title to such lease and Seller's interest in the related Equipment (subject to the terms of such Equipment Lease) and was the sole owner thereof, free of any lien.

         F. No Participations. No person has a participation in or other right to receive scheduled payments under any Equipment Lease, and neither the Buyer nor Seller has taken any action to convey any right to any person that would result in such person

                                     VIII-1
having a right to scheduled payments received with respect to any Equipment
Lease.

         G. Origination. Each Equipment Lease was originated by Seller or acquired by Seller and was sold and assigned by Seller to the Buyer without any fraud or misrepresentation on the part of Seller.

         H. Obligors. Each Obligor (i) is located in the United States, and (ii) is not (a) the United States of America or any State or local government or any agency, department, subdivision or instrumentality thereof or (b) Seller or any affiliate thereof.

         I. Lawful Assignment. The sale, transfer and assignment of such Equipment Lease and Seller's interest in the related Equipment to Buyer, and the transfer and conveyance of such Equipment Lease are not unlawful, void or voidable under the laws of the jurisdiction applicable to such Equipment Lease.

         J. Filings. All filings and other actions required to be made, taken or performed by any person in any jurisdiction to give Buyer a first priority perfected lien or ownership interest in the Equipment Leases and a first priority perfected security interest in Seller's interest in the Equipment have been made, taken or performed.

         K. Lease File. There exists a Lease File pertaining to each Equipment Lease, and such Lease File contains the Equipment Lease or a facsimile copy thereof.

         L. Original. There is only one original executed copy of each Equipment Lease or, if there are multiple originals, all such originals are in the possession of Seller or the signed original in the possession of Seller is noted thereon as being the only copy that constitutes chattel paper.

         M. Chattel Paper. The Equipment Leases constitute chattel paper within the meaning of the UCC as in effect in the States of Minnesota and Delaware (other than those Equipment Leases in which the lessor is financing exclusively the Obligor's software license or maintenance contract for Equipment).

         N. No Bankruptcy. Each Equipment Lease was entered into by an Obligor who had not been identified on the records of Seller as being the subject of a current bankruptcy proceeding.

         O. Computer Tape. The computer tape containing information with respect to the Equipment Leases that was made available by Seller to Buyer and was used to select the Equipment Leases was complete and accurate in all material respects and includes a description of the same Equipment Leases that are

                                     VIII-2
described in the Confirmation.

         P. No Delinquency. No Equipment Lease has a scheduled payment delinquency (in excess of 10% of the scheduled payment due) of more than 59 days past due as of the date hereof.

         Q. No Consent. Each Equipment Lease may be sold, assigned and transferred by Seller to Buyer, without the consent of, or prior approval from, or any notification to, the applicable Obligor, other than (i) certain Equipment Leases (which, in proportion to the aggregate of all of the Equipment Leases, are not material) that require notification of the assignment to the Obligor, which notification will be given by Seller not later than 10 days following the date hereof, and (ii) Equipment Leases (which, in proportion to the aggregate of all of the Equipment Leases, are not material) that require the consent of the Obligor, which consent will be obtained by Seller not later than 10 days following the date hereof.

         R. No Assumption. Each Equipment Lease prohibits the sale, assignment or transfer of the Obligor's interest therein, the assumption of the Equipment Lease by another person in a manner that would release the Obligor thereof from the Obligor's obligation, or any sale, assignment or transfer of the related Equipment, without the prior consent of the lessor, other than Equipment Leases which may (i) permit assignment to a subsidiary, corporate parent or other affiliate, (ii) permit the assignment to a third party, provided the Obligor remains liable under the Equipment Lease, or (iii) permit assignment to a third party with a credit standing (determined by Seller in accordance with its underwriting policy and practice at the time for an equivalent contract type, term and amount) equal to or better than the original Obligor.

         S. Payment Currency. The Obligor under each Equipment Lease is required to make payments thereunder (i) in United States dollars, and (ii) in fixed amounts and on fixed and predetermined dates.

         T. Obligor Responsibility. Each Equipment Lease requires the Obligor to assume responsibility for payment of all expenses in connection with the maintenance and repair of the related Equipment, the payment of all premiums for insurance of such Equipment and the payment of all taxes (including sales and property taxes) relating to such Equipment.

         U. No Set-Off. Each Equipment Lease requires the Obligor thereunder to make all scheduled payments thereon under all circumstances and regardless of the condition or suitability of the related Equipment and notwithstanding any defense, set-off or counterclaim that the Obligor may have against the manufacturer,

                                     VIII-3
lessor or lender (as the case may be).

         V. Damaged Equipment. Under each Equipment Lease, if the Equipment is damaged or destroyed, the Obligor is required either (i) to repair such Equipment, (ii) to make a termination payment to the lessor, or (iii) in some cases, to replace such damaged or destroyed Equipment with other equipment of comparable use and value.

         W. No Termination. None of the Equipment Leases permit the Obligor to terminate the Equipment Lease prior to the termination hereof or to otherwise prepay the amounts due and payable thereunder, except for a de minimis number of Equipment Leases which allow for an early termination or prepayment.

         X. No Transfer of Title Required. It is not a precondition to the valid transfer or assignment of Seller's interest in any of the Equipment related to any Equipment Lease that title to such Equipment be transferred on the records of any governmental or quasi-governmental agency, body or authority.

         Y. Accurate Information. The information with respect to the Equipment Leases listed on the Confirmation is true, correct and complete in all material respects.

         Z. No Waiver. No provisions of any Equipment Lease have been waived, altered or modified in any material respect, except as indicated in the Equipment Lease File.

         AA. No Consumer Leases. No Equipment Lease is a "consumer lease" as defined in Article 2A of the Uniform Commercial Code, except for a de minimis number of Equipment Leases.

         BB. Right to Inspect. To the best of Seller's knowledge, each Obligor has accepted the related Equipment and has had reasonable opportunity to inspect and test such Equipment.

                                     VIII-4

                                                                    EXHIBIT VIII



                                              February 4, 1998

Lehman Commercial Paper Inc.
Three World Financial Center
New York, New York 10285-0700


                        GREEN TREE FINANCIAL CORPORATION

                                Limited Guaranty

          Amended and Restated Master Repurchase Agreement Dated as of
                                February 4, 1998

Gentlemen:

         AA. For value received and in accordance with the terms of the amended and restated Master Repurchase Agreement, dated as of February 4, 1998 as amended from time to time (the "Repurchase Agreement") between Lehman Commercial Paper Inc., as buyer ("Buyer"), and Green Tree Finance Corp. -- Five, as seller ("Seller"), Green Tree Financial Corporation, formerly known as Green Tree Acceptance, Inc. ("Green Tree") hereby guarantees payment to the Buyer or any successor in interest of the Buyer with respect to any Securities under the Repurchase Agreement in an aggregate amount from time to time not exceeding the sum of the Guaranty Amount, as hereinafter defined. Buyer or U.S. Bank National Association, as custodian under the Custodial Agreement (as defined in the Repurchase Agreement), may make demands under this Limited Guaranty of the Guaranty Amount from time to time. Green Tree hereby represents that its obligations hereunder do and shall rank pari passu with all unsecured and unsubordinated indebtedness of Green Tree.

         BB. Payments required under this Limited Guaranty shall be payable whenever any Guaranty Amount (as defined below) has not been promptly made to Buyer in accordance with the Repurchase Agreement and the Custodial Agreement, without regard to any stay or delay with respect to such payment permitted or required by bankruptcy or any other applicable law. Neither Buyer nor Custodian on behalf of Buyer shall be required to realize upon any Security or other security or exercise any remedies prior to making a payment demand under this Limited Guaranty. The aggregate sum remaining available hereunder from time to time shall be available upon the presentation by Buyer or Custodian on behalf of Buyer of the Notice for Payment in the form of Exhibit A hereto (the "Notice"), setting forth the information called for therein.

         CC. The "Guaranty Amount" as of any date means, collectively, the sums described in paragraphs 8 and 9 of this Limited Guaranty plus the lesser of (x) the sum of (A) the Repurchase Price of any Security (whether payable upon demand by the Buyer, as a result of an acceleration of the Repurchase Date therefor as a result of a material adverse change in the condition (financial or otherwise) of Green Tree or Seller, or otherwise and (B) the excess of (i) the sum of the Repurchase Price for any Security that Buyer realizes upon and sells, the Price Differential thereof and any liquidation costs and attorneys' fees associated with realizing upon and selling a Security over (i) 10% of the outstanding principal amount of the Securities at the time a payment demand is made under this Limited Guaranty. All payments due hereunder shall be paid in immediately available funds after receipt of the Notice no later than 1:00 P.M. on the second business day following the date of presentation of the Notice.

         DD. Presentation of the Notice shall be made in writing to the address specified in this paragraph or by presentation of facsimile documentation at
(612) 293-5745, Attention: Chief Financial Officer, or such other number or name as Green Tree may specify. Such documentation shall be followed by original documentation as soon as reasonably practicable to Green Tree's office located at 1100 Landmark Towers, 345 St. Peter Street, St. Paul, Minnesota 55102-1639,
Attention: Chief Financial Officer, or such other number or name which may be designated by Green Tree by written notice delivered to the Custodian.

         EE. This Limited Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York. Communications with respect to this Limited Guaranty other than requests for payment pursuant to a Notice referred to in the preceding paragraph shall be addressed to Green Tree at 1100 Landmark Towers, 345 St. Peter Street, St. Paul, Minnesota 55102-1639,
Attention: Chief Financial Officer, specifically referring to this Limited Guaranty.

         FF. Green Tree hereby waives all rights of subrogation, contribution, reimbursement, indemnity or otherwise, whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code) or otherwise by reason of any payment by Green Tree pursuant to the provisions of this Limited Guaranty and agrees for the benefit of each of the Seller's creditors that any such payment by it shall constitute a contribution of capital by Green Tree to the Seller.

         GG. As further security for this Limited Guaranty and to secure all of Seller's obligations to Buyer, Green Tree hereby grants a present security interest in and transfers and assigns to Buyer (a) any and all interest, if any, it may now or hereafter have in the Purchased Securities (as defined in the Repurchase Agreement) until such securities have been sold or otherwise disposed of by Buyer, and (b) all claims and demands, presently existing or hereafter accrued thereon, and any and all collateral or security Green Tree now has or may hereafter have or acquire against Seller with respect to the Securities or any of them with full right on the part of Buyer in its own name or in the name of Green Tree to collect and enforce such claims by legal action, proof of debt in bankruptcy or other liquidation proceedings, and to vote in any proceedings for the arrangement of debts at any time proposed, and Green Tree hereby irrevocably appoints Buyer as attorney-in-fact for Green Tree for the purpose of such enforcement and for the purpose of endorsing in the name of Guarantors any instrument for the payment of money.

         HH. In the event that any representation or warranty made by Seller in the Repurchase Agreement or by Green Tree or Seller under any servicing arrangements or the Custodial Agreement shall be false or misleading in any material respect, there shall be immediately due from Green Tree to Buyer the loss, cost, damage or expense incurred by Buyer by reason of such representation or warranty being false or misleading in any material respect.

         II. In the event that Buyer for any reason whatsoever shall deem it necessary to refer this Limited Guaranty to an attorney for the enforcement thereof or of any rights hereunder or otherwise, there shall be immediately due from Green Tree to Buyer, reasonable attorneys' fees and disbursements, together with all costs and expenses of such action.

         JJ. This Limited Guaranty sets forth in full Green Tree's undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein other than any request, for payment hereunder and the Repurchase Agreement, and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except for requests for payment pursuant to a Notice and the Repurchase Agreement.

         KK. Green Tree hereby waives the right of trial by jury in any litigation arising hereunder and also waives the right in any such litigation, to impose counterclaims or set offs of any kind or description unless such counterclaim or set off is compulsory or mandatory in nature under the New York Civil Practice Law and Rules. Green Tree further agrees to submit to personal jurisdiction in the State of New York in any action or proceeding arising out of this Guaranty.

         IN WITNESS WHEREOF, this Limited Guaranty is impressed, imprinted or engraved hereon, attested by its secretary or any Assistant Secretary.

                                           GREEN TREE FINANCIAL CORPORATION
                                            f/k/a GREEN TREE ACCEPTANCE, INC.



                                           By:______________________________
                                              Name:
                                              Title:


Attest:


By:_______________________
   Name:
   Title:

                                                                       EXHIBIT A
                                                                              to
                                                                Limited Guaranty


Green Tree Financial Corporation
1100 Landmark Towers
345 St. Peter Street
St. Paul, Minnesota 55102-1639

Attention:  Chief Financial Officer


                               NOTICE FOR PAYMENT
                           UNDER THE LIMITED GUARANTY


         The undersigned individual, a duly authorized officer of Lehman Commercial Paper Inc. (the "Buyer"), U.S. Bank National Association, as custodian ("Custodian") under that certain Custodial Agreement among Custodian, Buyer and Green Tree Finance Corp. -- Five ("Seller"), hereby certified to Green Tree Financial Corporation, formerly known as Green Tree Acceptance, Inc. ("Green Tree") on behalf of the Buyer with reference to that certain Limited Guaranty, dated February 4, 1998 (the "Limited Guaranty"), of Green Tree in favor of Buyer, executed pursuant to the amended and restated Master Repurchase Agreement, dated February 4, 1998 (the "Repurchase Agreement"), between Seller and Buyer, in respect of Securities (as defined in the Repurchase Agreement) as follows:

         1. [Buyer] [Custodian on behalf of Buyer] is entitled to make a demand under the Limited Guaranty.

         2. The Guaranty Amount as of the Date of this Notice is $_________. The amount demanded by this notice (together with the amount of any other payments demanded under all other Notices for

Payment) does not exceed the Guaranty Amount.

         3. [Buyer] [Custodian on behalf of Buyer] demands payment of $_______________, which is the amount it is entitled to demand pursuant to the Limited Guaranty.

         4. The amount demanded is to be paid in immediately available funds by 1:00 P.M. of the second business day following the date of presentation of this notice.

         4. [Provide payment instructions.]

         6. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Repurchase Agreement.

         IN WITNESS WHEREOF, this notice has been executed this __ day of
________.

                                   [LEHMAN COMMERCIAL PAPER INC.]
                                   [CUSTODIAN]



                                   By:______________________________
                                      Name:
                                      Title:

                                      1-2

GREEN TREE FINANCIAL ANNOUNCES CLOSING OF NEW COMMITTED FINANCING ARRANGEMENTS

FEBRUARY 18, 1998 03:07 PM

SAINT PAUL, Minn., Feb. 18/PRNewswire/ -- Green Tree Financial Corporation GNT today announced that it has fully executed new agreements that have restructured its committed financing arrangements. The company announced that it has closed on a $500 million, two-year committed facility with an affiliate of Lehman Brothers Holdings, Inc. The new secured facility will be used for general corporate purposes, including the financing of existing and future residual interests created from Green Tree's broadly diversified securitization programs.

The company also said that it has executed certain amendments and waivers to its two unsecured revolving lines of credit with banks. The committed facilities, a $750 million three-year facility and a $750 million 364-day facility, have each been reduced to $375 million and now total $750 million, reflecting Green Tree's substantial curtailment of its commercial paper issuance and the fact that these credit facilities had been used primarily to support a larger commercial paper program. The company continues to finance its overall loan inventory position through a number of arrangements in addition to these committed facilities, including $3.3 billion in master repurchase agreements with a variety of investment banking firms, two third-party financing conduits, and through general corporate resources.

Green Tree Financial Corporation is a leading diversified financial services company with nationwide operations serving customers in the consumer finance, commercial finance and insurance markets. With managed finance receivables of $28 billion, Green Tree is one of the largest multi-line finance companies in the United States. Founded in 1975, Green Tree has 5,700 employees at 200 company locations that work with over 20,000 retail dealers across the country as well as directly with consumers.
SOURCE Green Tree Financial Corporation

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